Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232425

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 13 DATED DECEMBER 2, 2022
TO THE PROSPECTUS DATED APRIL 18, 2022

This document supplements, and should be read in conjunction with, our prospectus dated April 18, 2022, as supplemented by Supplement No. 1 dated May 6, 2022, Supplement No. 2 dated May 17, 2022, Supplement No. 3 dated June 3, 2022, Supplement No. 4 dated July 1, 2022, Supplement No. 5 dated July 6, 2022, Supplement No. 6 dated August 3, 2022, Supplement No. 7 dated August 16, 2022, Supplement No. 8 dated September 2, 2022, Supplement No. 9 dated October 4, 2022, Supplement No. 10 dated October 31, 2022, Supplement No. 11 dated November 2, 2022 and Supplement No. 12 dated November 18, 2022. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of November 2022

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of November 2022. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
November 1, 2022	$17.16	$17.25	$17.22	$17.26	$17.11	$17.09	$17.17
November 2, 2022	$17.14	$17.22	$17.20	$17.24	$17.09	$17.06	$17.15
November 3, 2022	$17.14	$17.23	$17.20	$17.24	$17.09	$17.06	$17.15
November 4, 2022	$17.15	$17.24	$17.21	$17.26	$17.11	$17.08	$17.17
November 7, 2022	$17.16	$17.25	$17.22	$17.26	$17.11	$17.08	$17.17
November 8, 2022	$17.16	$17.25	$17.22	$17.26	$17.12	$17.08	$17.18
November 9, 2022	$17.16	$17.24	$17.22	$17.26	$17.11	$17.08	$17.17
November 10, 2022	$17.22	$17.30	$17.27	$17.32	$17.18	$17.15	$17.24
November 11, 2022	$17.21	$17.30	$17.26	$17.32	$17.18	$17.14	$17.23
November 14, 2022	$17.20	$17.29	$17.25	$17.31	$17.16	$17.13	$17.22
November 15, 2022	$17.21	$17.30	$17.26	$17.32	$17.17	$17.14	$17.23
November 16, 2022	$17.21	$17.29	$17.26	$17.31	$17.16	$17.13	$17.23
November 17, 2022	$17.20	$17.29	$17.26	$17.31	$17.16	$17.13	$17.22
November 18, 2022	$17.22	$17.31	$17.27	$17.33	$17.18	$17.14	$17.24
November 21, 2022	$17.23	$17.32	$17.28	$17.34	$17.19	$17.16	$17.25
November 22, 2022	$17.24	$17.33	$17.29	$17.35	$17.20	$17.17	$17.26
November 23, 2022	$17.24	$17.33	$17.29	$17.35	$17.20	$17.17	$17.27
November 25, 2022	$17.25	$17.34	$17.30	$17.36	$17.22	$17.18	$17.28
November 28, 2022	$17.24	$17.33	$17.29	$17.35	$17.19	$17.16	$17.26
November 29, 2022	$17.26	$17.35	$17.31	$17.37	$17.22	$17.18	$17.28
November 30, 2022	$17.07	$17.15	$17.15	$17.16	$16.99	$16.96	$17.07

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.